Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information presents the pro forma consolidated financial position and results of operations of Perfumania Holdings, Inc. (“Perfumania”) based upon the historical financial statements of Perfumania and Parlux Fragrances, Inc. (“Parlux”), after giving effect to Perfumania’s acquisition of Parlux (the “merger”) and adjustments described in the accompanying notes, and is intended to reflect the impact of the merger on Perfumania’s consolidated financial statements. It illustrates the effect of the merger as if it had occurred on January 28, 2012 for balance sheet data and on January 30, 2011, the beginning of the earliest period presented, for statement of operations data. Additional information about the basis of presentation of this information is provided in Note 1 hereto. The information in the tables below should be read in conjunction with the historical financial statements of Perfumania that were filed with Perfumania’s Annual Report on Form 10-K on April 17, 2012 and the historical financial statements of Parlux that were filed with Amendment No. 1 to Perfumania's registration statement on Form S-4 on February 23, 2012.

Perfumania and Parlux had a commercial relationship for about 20 years preceding the merger. Certain adjustments reflected in this unaudited pro forma condensed combined financial information reflect the elimination of inter-company transactions as if the merger had occurred on January 28, 2012 for balance sheet data and on January 30, 2011 for statement of operations data.

This unaudited pro forma condensed combined financial information is provided for informational purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the merger had been completed as of the dates set forth above, nor is it indicative of Perfumania’s future results or financial position. This unaudited pro forma condensed combined financial information also does not give effect to the potential impact of current financial conditions, any anticipated synergies, operating efficiencies or cost savings that may result from the merger, or any integration costs or benefits from merger synergies.

Unaudited Pro Forma Condensed Combined Statement of Operations
for the Fiscal Year Ended January 28, 2012
(In thousands, except weighted average and per share amounts)

	Historical
	Perfumania Hldgs 52 weeks Ending 1/28/12	Parlux 12 months Ending 12/31/11		Pro Forma Adjustments	Combined Pro Forma
Net sales, unaffiliated	$493,507	$80,396		$—	$573,903
Net sales, affiliated	—	49,417	(a)	(42,723)	6,694
Total net sales	493,507	129,813		(42,723)	580,597
Cost of goods sold, unaffiliated	302,365	35,250	(b)	6,776	344,391
Cost of goods sold, affiliated	—	23,819	(b)	(20,640)	3,179
Total cost of goods sold	302,365	59,069		(13,864)	347,570
Gross profit	191,142	70,744		(28,859)	233,027

Selling, general and administrative expenses	167,348	70,917	(d)	(367)	237,898
Merger related expenses	2,267	1,437	(r)	(3,704)	—
Depreciation and amortization	7,713	2,139	(h)	2,491	12,343
Asset impairment	1,141	—		—	1,141
Total operating expenses	178,469	74,493		(1,580)	251,382
Income (loss) from operations	12,673	(3,749)		(27,279)	(18,355)

Interest expense	7,824	777	(e)	1,740	11,416
			(g)	642
			(f)	433
Income (loss) before income taxes	4,849	(4,526)		(30,094)	(29,771)
Income tax expense (benefit)	718	(1,799)			(1,081)
Net income (loss)	$4,131	$(2,727)		$(30,094)	$(28,690)

Weighted average shares
Basic	8,968,000	20,762,000		6,314,000	15,282,000
Diluted	9,028,000	20,762,000		6,314,000	15,282,000

Net income (loss) per share
Basic	$0.46	$(0.13)		$(4.77)	$(1.88)
Diluted	$0.46	$(0.13)		$(4.77)	$(1.88)

(Footnotes follow the Unaudited Pro Forma Condensed Combined Balance Sheet)

Unaudited Pro Forma Condensed Combined Balance Sheet
as of January 28, 2012

	Historical
	Perfumania Hldgs 1/28/12	Parlux 12/31/11		Pro Forma Adjustments	Combined Pro Forma
	($ in thousands)
Assets
Current:
Cash	$1,682	$22,987	(m)	$(7,300)	$17,369
Accounts receivable - unaffiliated	17,671	11,188		—	28,859
Accounts receivable - affiliated	—	12,314	(i)	(10,649)	1,665
Inventories, net	216,850	43,391	(c)	(18,311)	256,756
			(p)	14,826
Prepaid and other	11,383	20,284			31,667
Total current assets	247,586	110,164		(21,434)	336,316
Property and equipment, net	24,493	1,292		—	25,785
Goodwill	—	—	(q)	23,779	23,779

Other assets, net	14,676	6,176	(m)	1,300	37,241
			(n)	14,383
			(o)	2,520
			(s)	(1,814)
Total Assets	$286,755	$117,632		$18,734	$423,121
Liabilities and Shareholders' Equity
Current:
Accounts payable, non affiliates	29,838	15,862			45,700
Accounts payable, affiliates	10,899	—	(i)	(10,476)	423
Accrued expenses	20,908	2,437	(p)	5,930	29,275
Current portion of N/P - affiliate	—	—			—
Current maturities of long-term debt	1,129	37		—	1,166
Total current liabilities	62,774	18,336		(4,546)	76,564
Revolving credit facility	30,057		(j)	32,100	62,157
Notes payable - affiliates	95,366	—	(j)	30,000	125,366
Long-term portion of obligation under capital leases	1,616				1,616
Other long-term liabilities	32,145	59	(o)(n)	6,762	38,966
Total liabilities	221,958	18,395		64,316	304,669
Commitments and contingencies
Shareholders' equity
Common stock	99	304	(l)	63	162
			(k)	(304)
Additional paid in capital	125,344	107,046	(l)	78,076	203,247
			(k)	(107,046)
			(i)	(173)
Retained earnings (deficit)	(52,069)	27,160	(k)	(27,160)	(76,380)
			(m)	(6,000)
			(c)	(18,311)

Treasury Stock	(8,577)	(35,273)	(k)	35,273	(8,577)
Total shareholders' equity	64,797	99,237		(45,582)	118,452
	$286,755	$117,632		$18,734	$423,121

Note 1. Basis of Presentation

On April 18, 2012, pursuant to their December 23, 2011 merger agreement, Perfumania acquired Parlux through the merger of a wholly owned subsidiary of Perfumania with and into Parlux, followed by that company’s merger into another wholly owned subsidiary of Perfumania. Depending on their elections, Parlux stockholders received consideration consisting of either (i) .533333 shares of Perfumania common stock for each share of Parlux common stock or (ii) a combination of $4.00 in cash and 0.20 shares of Perfumania common stock for each Parlux share. Perfumania paid an aggregate of $62,060,740 and issued an aggregate of 6,014,128 shares of common stock to the Parlux stockholders, as well as an additional 300,000 shares under a licensing agreement entered into in connection with the merger. In addition, Perfumania issued options and warrants for an aggregate of 5,350,880 shares of common stock upon assumption of outstanding options and warrants to purchase Parlux common stock and pursuant to a licensing transaction in connection with the merger. 4,799,971of these warrants have an exercise price of $8.00 per share, while the exercise prices of 5,333 of the warrants and all the options have exercise prices derived by multiplying their original Parlux exercise price by the merger exchange ratio of .533333.

Perfumania borrowed under its senior, secured revolving credit facility $32 million to fund a portion of the cash merger consideration and approximately $3.5 million to fund costs of the merger and related transactions and borrowed the $30 million balance of the cash merger consideration from family trusts of its principal stockholders.
Perfumania’s fiscal year ends on the Saturday closest to January 31, while Parlux’s fiscal year ended on March 31. The unaudited pro forma statement of operations for the fiscal year ended January 28, 2012 combines Perfumania’s audited consolidated statement of operations for the fiscal year ended January 28, 2012 with the unaudited consolidated statement of operations of Parlux for the twelve months ended December 31, 2011. The unaudited pro forma balance sheet combines Perfumania’s January 28, 2012 audited condensed consolidated balance sheet with Parlux’s December 31, 2011 unaudited condensed consolidated balance sheet.

This unaudited pro forma condensed combined financial information was prepared in accordance with Accounting Standards Codification Topic 805, formerly Statement of Financial Accounting Standards No. 141 (revised 2009), “Business Combinations,” using the acquisition method of accounting, with Perfumania considered the acquirer of Parlux.

The consideration paid by Perfumania in the merger has been allocated to the assets and liabilities of Parlux based upon their estimated fair values as of the date of completion of the merger. Perfumania has engaged independent consultants to assist in the determination of the fair value of Parlux’s assets and liabilities and the related allocation of purchase price but has not completed that process. Therefore, the adjustments to estimated fair value included with this filing are based on a preliminary review of Parlux’s net assets. The accompanying unaudited pro forma condensed combined balance sheet has been adjusted to reflect the preliminary allocation of the purchase price to identifiable net assets acquired and the excess purchase price to goodwill. A final determination of the fair value of Parlux’s assets and liabilities will be based on the actual net tangible and intangible assets and liabilities of Parlux as of the date of completion of the merger and will be subject to further adjustments as additional information becomes available and as additional analyses are performed. Accordingly, there can be no assurance that the final valuations will not result in changes, which could be material.

The purchase price allocation in these unaudited pro forma condensed combined financial statements is based upon a purchase price of $140.2 million. This amount was derived as described below in accordance with the merger consideration discussed above and described in more detail in the merger agreement, based on the number of outstanding shares of Parlux’s common stock at April 18, 2012, and a price per share of Perfumania’s common stock of $9.38, the closing sale price of Perfumania’s common stock on April 18, 2012.

The preliminary purchase price is calculated as follows (in thousands except for price per share):

Perfumania shares issued	6,314
Perfumania stock price April 18, 2012	$9.38
$59,225
Cash proceeds from note payable to affiliate	30,000
Cash proceeds from bank credit facility	32,100
Fair value of Perfumania's stock options and warrants issued in connection with the merger	18,914
Total Consideration	$140,239

The table below presents a preliminary allocation of the total consideration to Parlux's tangible and intangible assets and liabilities based on Perfumania management's preliminary estimate of their respective fair values as of December 31, 2011:

(in thousands)
Cash	$22,987
Accounts receivable	23,502
Inventories	58,217
Other current assets	20,284
Property and equipment	1,292
Other non-current assets	615
Identified intangible assets	20,650
Goodwill	23,779
Accounts payable	(15,862)
Deferred tax liabilities	(12,692)
Other liabilities assumed	(2,533)
Total estimated purchase price	$140,239

Upon completion of the fair value assessment, it is anticipated that the ultimate purchase price allocation will differ from the preliminary assessment outlined above. Any changes to the initial estimates of the fair value of the assets and liabilities will be recorded as adjustments to those assets and liabilities and residual amounts will be allocated to goodwill.

Note 2. Unaudited Pro Forma Condensed Combined Statement of Operations and Balance Sheet Adjustments.
The following explains the various pro forma adjustments to the unaudited Pro Forma Condensed Combined Statements of Operations and Balance Sheet Adjustments:

(a)	Eliminate affiliated sales from Parlux to Perfumania.

(b)	Remove Parlux gross profit markup on inventory acquired from Parlux and sold by Perfumania.

(c)	Remove gross profit on inventory purchased from Parlux remaining in Perfumania's inventory as of January 28, 2012.

(d)	Eliminate share based compensation expense from Parlux's historical Statement of Operations, as of the assumed merger of January 30, 2011, as Parlux's equity awards are no longer outstanding.

(e)
Recognize interest expense on $30 million subordinated note payable to affiliates issued for portion of merger consideration at an interest rate which is 2% higher than the average interest rate on borrowings under Perfumania's senior secured credit facility.

(f)	Recognize amortization of deferred finance costs incurred in connection with amendment of senior secured credit facility over the remaining 3 year term of Perfumania's senior secured credit facility.

(g)
Recognize incremental interest expense on $32.1 million additional borrowing under senior secured credit facility utilized for portion of merger consideration at a projected average interest rate of 3.8%, netted against the interest savings from Parlux's cash flows from operations resulting from the assumed merger date as of January 30, 2011.

(h)	Recognize incremental amortization expense related to fair value adjustment for acquired intangible assets with estimated lives ranging from 4 to 10 years.

(i)	Eliminate intercompany receivable and payable between Perfumania and Parlux as of the assumed merger date of January 28, 2012.

(j)
Reflect issuance of $30 million subordinated note payable to affiliates and approximately $32.1 million additional borrowing under senior secured credit facility to fund cash portion of merger consideration as of the assumed merger date of January 28, 2012.

(k)
Elimination of all of Parlux's historical stockholders' equity, including common stock, additional paid in capital, retained earnings and treasury stock as of the assumed merger date of January 28, 2012.

(l)
Reflect issuance of approximately 6.0 million shares of Perfumania common stock to Parlux stockholders and 0.3 million shares of Perfumania's common stock to Artistic Brands or its designee at a per share price of $9.38 which was Perfumania's closing share price on April 18, 2012, conversion of all outstanding and unexercised options and warrants to purchase Parlux common stock at the time of the merger into options or warrants to purchase a number of shares of Perfumania common stock determined by applying the exchange formula provided in the merger agreement, and issuance of warrants in related licensing transaction.

(m)	Reflect estimated transaction fees for both Perfumania and Parlux as of the assumed merger date of January 28, 2012.

(n)
Recognize adjustment to record the estimated fair value of Parlux's identifiable intangible assets associated with license agreements and associated deferred tax liability as of the assumed merger date of January 28, 2012.

(o)	Recognize adjustment to record the estimated fair value of Parlux's identifiable intangible assets associated with non-contractual customer relationships and the associated deferred tax liability.

(p)	Write-up Parlux's inventory as of assumed merger date of January 28, 2012 to fair value and associated deferred tax liability.

(q)
Record goodwill resulting from the merger as of the assumed merger date of January 28, 2012. Goodwill is not amortized, but rather is assessed for impairment at least annually, or more frequently when events or circumstances indicate that goodwill may be impaired.

(r)	Remove the direct, incremental costs of the merger which have been incurred by Perfumania and Parlux and are reflected in the historical statements of operations.

(s)	Recognize adjustment to record barter credits at fair value.

(t)	No income tax provision (benefit) is reflected for any pro forma adjustments as Perfumania maintained a full valuation allowance against all deferred taxes as of January 28, 2012.